Exhibit 2.1

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of our common shares based on our articles of association. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association, as amended, and applicable Luxembourg law, including the Luxembourg Corporate Law.

General

Adecoagro is a Luxembourg société anonyme (a joint stock company). The Company’s legal name is “Adecoagro S.A.” Adecoagro was incorporated on June 11, 2010 and on October 26, 2010. We are registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B153681 and have our registered office at 6 Rue Eugène Ruppert, L-2453, Luxembourg, Grand Duchy of Luxembourg.

Share Capital

As of December 31, 2019 our issued share capital amounted to $183,572,722.50, represented by 122,381,815 shares in issue (of which 4,643,396 were treasury shares) with a nominal value of $1.50 each. All issued shares are fully paid up.

As of December 31, 2019 there were 118,189,329 common shares outstanding.

We have an authorized unissued share capital of $3,000,000,000, including the issued share capital as of December 31, 2019 of $183,572,722.50 and are authorized to issue up to 2,000,000,000 shares of a nominal value of $1.50 each (taking into account the shares issued as of December 31, 2019) out of such authorized share capital. Our authorized unissued share capital as of December 31, 2019 is $2,816,427,277.50.

Our articles of incorporation authorize the board of directors to issue shares within the limits of the authorized un-issued share capital at such times and on such terms as the board or its delegates may decide for a period ending on April 20, 2021 (unless it is extended, amended or renewed and we currently intend to seek renewals and/or extensions as required from time to time). Accordingly, the board may issue shares up to the number of authorized un-issued shares pursuant to the above until the latter date against contributions in cash, contributions in kind or by way of incorporation of available reserves at such times and on such terms and conditions, including the issue price, as the board of directors or its delegate(s) may in its or their discretion resolve and the general meeting of shareholders has waived and has authorized the board of directors to waive, suppress or limit, any pre-emptive subscription rights of shareholders provided for by law to the extent it deems such waiver, suppression or limitation advisable for any issue or issues of shares within the authorized share capital. Further, on April 19, 2017 the extraordinary meeting of shareholders adjusted such authorization to 5 years; this is, until April 20, 2021, in line with the amendments to the Luxembourg law of August 10, 1915 on commercial companies as amended.

Our authorized share capital is determined (and may be increased, reduced or extended) by our articles of incorporation, as amended from time to time, by the decision of our shareholders at an extraordinary general shareholders’ meeting with the necessary quorum and majority provided for the amendment of our articles of incorporation. See “—Amendment to the Articles of Incorporation” and “—General Meeting of Shareholders”.

Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of shares for cash consideration. However, our shareholders have, in accordance with Luxembourg law, authorized the board to suppress, waive or limit any preemptive subscription rights of shareholders provided by law to the extent the board deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of our authorized unissued share capital. Such shares may be issued above, at or below market value (down to zero) as well as by way of incorporation of available reserves and premium for a period ending on April 2021 (unless it is extended, amended or renewed and we currently intend to seek renewals and/or extensions as required from time to time). Further, on April 19, 2017 the extraordinary meeting of shareholders adjusted the authorized un-issued share capital and related authorizations to five years; this is, until April 20, 2021, in line with the amendments to the Luxembourg law of August 10, 1915 on commercial companies as amended.

Form and Transfer of Common Shares
Our shares are issued in registered form only and are freely transferable. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our shares.
Under Luxembourg law, the ownership of registered shares is evidenced by the inscription of the name of the shareholder, the number of shares held by him or her in the register of shares held at the registered office of the Company. Each transfer of shares in the share register shall be effected by written declaration of transfer to be recorded in the register of shares, such declaration to be dated and signed by the transferor and the transferee, or by their duly appointed agents. We may accept and enter into the share register any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to us.
We may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the shares entered in such register. We have appointed Computershare as our New York registrar and transfer agent. The holders of our shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register provided that our board of directors may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company’s registered office may always be requested by a shareholder.
In addition, our articles of incorporation provide that our shares may be held through a securities settlement system or a professional depository of securities. Shares held in such manner have the same rights and obligations as shares recorded in our shareholder register(s) (subject to complying with certain formalities). Shares held through a securities settlement system or a professional depository of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form.

Issuance of Common Shares
Pursuant to Luxembourg law of August 10, 1915 on commercial companies as amended, the issuance of shares in Adecoagro requires the approval by the general meeting of shareholders at the quorum and majority provided for the amendment of our articles of incorporation. See “—Amendment to the Articles of Incorporation” and “—General Meeting of Shareholders”. The general meeting of shareholders may however approve an authorized unissued share capital and authorize the board of directors to issue shares up to the maximum amount of such authorized unissued share capital for a maximum period of five years. The general meeting may amend, renew or extend such authorized share capital and authorization to the board of directors to issue shares.
We have currently an authorized unissued share capital of $3,000,000,000, including the issued share capital as of December 31, 2019 of $183,572,722.50, and are authorized to issue up to 2,000,000,000 shares of a nominal value of $1.50 each (taking into account the shares already issued) out of such authorized share capital. As of December 31, 2017 the un-issued share capital was $2,816,427,277.50. Our board has been authorized to issue shares within the limits of the authorized un-issued share capital at such times and on such terms as the board or its delegates may decide for a period ending on April 20, 2021 (unless it is extended, amended or renewed and we currently intend to seek renewals and/or extensions as required from time to time). Further, on April 19, 2017 the extraordinary meeting of shareholders adjusted the authorized un-issued share capital and related authorizations to 5 years; until April 20, 2021, in line with the amendments to the Luxembourg law of August 10, 1915 on commercial companies as amended. Accordingly, the board may issue shares up to the total number of authorized un-issued shares until the latter date against contributions in cash, contributions in kind or by way of incorporation of available reserves at such times and on such terms and conditions, including the issue price, as the board of directors or its delegate(s) may in its or their discretion resolve while waiving, suppressing or limiting, any pre-emptive subscription rights of shareholders provided for by law to the extent it deems such waiver, suppression or limitation advisable for any issue or issues of shares within the authorized share capital.
Our articles provide that no fractional shares may be issued.
Our shares have no conversion rights and there are no redemption or sinking fund provisions applicable to our common shares.

Pre-emptive Rights

Unless limited or cancelled by the board of directors as described above, holders of our shares have a pro rata preemptive right to subscribe for any new shares issued for cash consideration. Our articles provide that, in the event of an increase of the issued share capital by the board of directors within the limits of the authorized un-issued share capital, preemptive rights can be waived, suppressed or limited by the board of directors for a period ending on April 20, 2021. On April 19, 2017 the extraordinary meeting of shareholders adjusted such authorization to 5 years; until April 20, 2021, in line with the amendments to the Luxembourg law of August 10, 1915 on commercial companies as amended.

  Repurchase of Common Shares

We cannot subscribe for our own shares.

We may, however, repurchase issued shares or have another person repurchase issued shares for our account, subject in particular to the following conditions:

•the prior authorization of the general meeting of shareholders (at the quorum and majority for ordinary resolutions), which authorization sets forth the terms and conditions of the proposed repurchase and in particular the maximum number of shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and, in the case of repurchase for consideration, the minimum and maximum consideration per share, must have been obtained;

•the repurchase may not reduce our net assets on a non-consolidated basis to a level below the aggregate of the issued share capital and the reserves that we must maintain pursuant to Luxembourg law or its articles of incorporation; and

•only fully paid up shares may be repurchased.

The general meeting of shareholders has authorized that the Company, and/or any wholly-owned subsidiary (and/or any person acting on their behalf), may purchase, acquire, receive or hold shares in the Company under article 430-15 of the Luxembourg law of August 10, 1915, as amended, from time to time up to 20% of the issued share capital, on the following terms and on such terms as referred to below and as shall further be determined by the board of directors of the Company, such authorization being valid (subject to renewal) for a period of five years from January 10, 2011. Such period was thereafter extended to end on April 20, 2021.

Acquisitions may be made in any manner including without limitation, by tender or other offer(s), buyback program(s), over the stock exchange or in privately negotiated transactions or in any other manner as determined by the board of directors (including derivative transactions or transactions having the same or similar economic effect than an acquisition).

In the case of acquisitions for value:

(i) in the case of acquisitions other than in the circumstances set forth under (ii), for a net purchase price being (x) no less than fifty per cent of the lowest stock price and (y) no more than fifty per cent above the highest stock price, in each case being the closing price, as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative source to be selected by the board of directors of the Company (hereafter, the closing price), over the ten (10) trading days preceding the date of the purchase (or as the case may be the date of the commitment to the transaction);

(ii) in case of a tender offer (or if deemed appropriate by the board of directors, a buyback program),

a. in case of a formal offer being published, for a set net purchase price or a purchase price range, each time within the following parameters: no less than fifty per cent of the lowest stock price and (y) no more than fifty per cent above the highest stock price, in each case being the closing price over the ten (10) trading days preceding the publication date, provided however that if the stock exchange price during the offer period fluctuates by more than 10%, the board of directors may adjust the offer price or range to such fluctuations;

b. in case a public request for sell offers is made, a price range may be set (and revised by the board of directors as deemed appropriate) provided that acquisitions may be made at a price which is no less than fifty per cent of the lowest stock price and (y) no more than fifty per cent above the highest stock price, in each case being the closing price over a period determined by the board of directors provided that such period may not start more than five (5) trading days before the sell offer start date of the relevant offer and may not end after the last day of the relevant sell offer period.

In addition, pursuant to Luxembourg law the board of directors may repurchase shares without the prior approval of the general meeting of shareholders if necessary to prevent serious and imminent harm to us or if the acquisition of shares has been made in view of the distribution thereof to the employees.

A share repurchase program was approved by the board of directors of the Company on September 12, 2013 to acquire up to 5% of the total outstanding share capital of the Company to be held as treasury shares (the “Share Repurchase Program”). The Share Repurchase Program was implemented in compliance with the authorization granted by the general meeting of shareholders of the Company, any applicable law, rules or regulations described above and the following limits approved by the board of directors of the Company. The Share Repurchase Program was approved for a period of 12 months from September 23, 2014 (the date of its announcement) or until reaching the maximum number of shares authorized under the Share Repurchase Program, whichever occurs first. The Share Repurchase Program was renewed by decision of the Board of Directors on August 11, 2015 and on August 9, 2016 for an additional period of 12 months, ending on September 23, 2017 or until reaching the maximum number of shares authorized under the Program, whichever occurs first. In April 4, 2017, the board of directors amended the Share Repurchase Program to include repurchases under Open Market Transactions, in reliance on the “safe harbour” from liability for manipulation provided by Rule 10b-18 of the Securities Exchange Act and in privately negotiated transactions.

Capital Reduction

The articles of incorporation provide that the issued share capital may be reduced, subject to the approval by the general meeting of shareholders at the quorum and majority provided for the amendment of our articles of incorporation. See “—Amendment to the Articles of Incorporation” and “—General Meeting of Shareholders”.
 General Meeting of Shareholders
     In accordance with Luxembourg law and our articles of incorporation, any regularly constituted general meeting of shareholders of Adecoagro represents the entire body of shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Company.
The annual general meeting of shareholders of Adecoagro as well as any other meetings of shareholders shall be held in the Grand Duchy of Luxembourg at such place and time as indicated in the notice of the meeting.
Each of our shares entitles the holder thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders, and to exercise voting rights, subject to the provisions of our articles of incorporation. Each share entitles the holder to one vote at a general meeting of shareholders. There is no minimum shareholding required to be able to attend or vote at a general meeting of shareholders.
A shareholder may act at any general meeting of shareholders by appointing another person (who need not be a shareholder) as his proxy, which proxy shall be in writing and comply with such requirements as determined by our board with respect to the attendance to the general meeting, and proxy forms in order to enable shareholders to exercise their right to vote. All proxies must be received by us (or our agents) no later than the day preceding the fifth (5th) working day before the date of the general meeting except if our board of directors decides to change such time frame.
Our articles of incorporation provide that in the case of shares held through the operator of a securities settlement system or depository, a holder of such shares wishing to attend a general meeting of shareholders must receive from such operator or depository a certificate certifying the number of shares recorded in the relevant account on the blocking date and certifying that the shares in the account shall be blocked until the close of the general meeting. Such certificates should be submitted to us no later than the day preceding the fifth working day before the date of the general meeting unless our board fixes a different period.
Our board of directors may determine a date preceding a general meeting as the record date for admission to such general meeting. When convening a general meeting of shareholders, we will publish the convening notice (which must be published at least fifteen days before the meeting) in the Recueil Électronique des Sociétés et Association, and in a Luxembourg newspaper and in the case the shares of the Company are listed on a regulated market, in accordance with the publicity requirements of such regulated market applicable to the Company. If all of the shareholders are present or represented at a general meeting of shareholders, the general meeting may be held without prior notice or publication. These convening notices must contain the agenda of the meeting and set out the conditions for attendance and representation at the meeting.
All materials relating to a general meeting of shareholders (including the notice) will be available at the website of Adecoagro at www.adecoagro.com and will be filed with the SEC on Form 6-K. The information on our website is not incorporated by reference in, and does not constitute a part of, this annual report.

Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so require in writing with an indication of the agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital, may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to the registered office at least five days before the holding of the general meeting of shareholders.

Voting Rights

Each share of our shares entitles the holder thereof to one vote at a general meeting of shareholders.

Luxembourg law distinguishes between “ordinary” general meetings of shareholders and “extraordinary” general meetings of shareholders.

Extraordinary general meetings of shareholders are convened to resolve in particular upon an amendment to the articles of incorporation and certain other limited matters including those described below and are generally subject to the quorum and majority requirements described below. All other general meetings of shareholders are ordinary general meetings of shareholders.

Ordinary General Meetings of Shareholders. At an ordinary general meeting of shareholders there is no quorum requirement, and resolutions are adopted by a simple majority of the votes validly cast, irrespective of the number of shares represented. Abstentions are not considered “votes”.

Extraordinary General Meetings of Shareholders. An extraordinary general meeting of shareholders convened for the purpose of in particular (a) an increase or decrease of the authorized or issued share capital, (b) a limitation or exclusion of preemptive rights, (c) approving a legal merger or de-merger of Adecoagro, (d) dissolution of the Company or (e) an amendment of the articles of incorporation must generally have a quorum of at least 50% of our issued share capital except in limited circumstances provided for by Luxembourg law. If such quorum is not reached, the extraordinary general meeting of shareholders may be reconvened, pursuant to appropriate notification procedures, at a later date with no quorum requirement applying.

Irrespective of whether the proposed actions described in the preceding paragraph will be subject to a vote at the first or a subsequent extraordinary general meeting of shareholders, such actions are generally subject to the approval of at least two-thirds of the votes validly cast at such extraordinary general meeting of shareholders (except in limited circumstances provided for by Luxembourg law). Abstentions are not considered “votes”.

Appointment and Removal of Directors. Members of the board of directors may be elected by simple majority of the votes validly cast at any general meeting of shareholders. Under the articles of incorporation, all directors are elected for a period of up to three years with such possible extension as provided therein provided however the directors shall be elected on a staggered basis, with one third (1/3) of the directors being elected each year and provided further that such three year term may be exceeded by a period up to the annual general meeting held following the third anniversary of the appointment. Any director may be removed with or without cause by a simple majority vote at any general meeting of shareholders. The articles of incorporation provide that in case of a vacancy the board of directors may co-opt a director. Neither Luxembourg law nor our articles of incorporation contain any restrictions as to the voting of our shares by non-Luxembourg residents.

Amendment to Articles of Association

Shareholder Approval Requirements. Luxembourg law requires that an amendment to our articles of association generally be made by extraordinary resolution. The agenda of the general meeting of shareholders must indicate the proposed amendments to the articles of association.

Pursuant to Luxembourg Corporate Law and our articles of association, for an extraordinary resolution to be considered at a general meeting, the quorum must generally be at least 50% of our issued share capital. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise required by law) upon a two-thirds majority of the votes validly cast on such resolution. If the quorum of 50% is not reached at this meeting, a second general meeting may be convened, in which no quorum is required, and may approve the resolution at a majority of two-third of votes validly cast.

Formalities. Any resolutions to amend the articles of association or to approve a merger, de-merger, change of nationality, dissolution or change of nationality must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and Division

A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation, transfers to another company all of its assets and liabilities in exchange for the issuance of common shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at a general meeting of shareholders by an extraordinary resolution of the Luxembourg company, and the general meeting of shareholders must be held before a Luxembourg notary. Similarly the de-merger of a Luxembourg company is generally subject to the approval by an extraordinary general meeting of shareholders.

Liquidation

In the event of our liquidation, dissolution or winding-up, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata according to their respective shareholdings. Generally, the decisions to liquidate, dissolve or wind-up require the passing of an extraordinary resolution at a general meeting of our shareholders, and such meeting must be held before a Luxembourg notary.

No Appraisal Rights

Neither Luxembourg law nor our articles of association provide for any appraisal rights of dissenting shareholders.

 Distributions

Subject to Luxembourg law, if and when a dividend is declared by the general meeting of shareholders or an interim dividend is declared by our board of directors, each common share is entitled to participate equally in such distribution of funds legally available for such purposes. Pursuant to our articles of association, our board of directors may pay interim dividends, subject to Luxembourg law.

Declared and unpaid distributions held by us for the account of the shareholders shall not bear interest. Under Luxembourg law, claims for unpaid distributions will lapse in our favor five years after the date such distribution became due and payable.

Any amount payable with respect to dividends and other distributions declared and payable may be freely transferred out of Luxembourg, except that any specific transfer may be prohibited or limited by anti-money laundering regulations, freezing orders or similar restrictive measures.

Annual Accounts

Each year the board of directors must prepare annual accounts, that is, an inventory of the assets and liabilities of Adecoagro together with a balance sheet and a profit and loss account. The board of directors must also prepare, each year, consolidated accounts and management reports on the annual accounts and consolidated accounts. The annual accounts, the consolidated accounts, the management report and the auditor’s reports must be available for inspection by shareholders at the registered office of Adecoagro at least 8 calendar days prior to the date of the annual general meeting of shareholders.

The annual accounts and the consolidated accounts, after approval by the annual general meeting of shareholders, will need to be filed with the Luxembourg registry of trade and companies within one month after the approval and no more than seven months after the close of the financial year.

Information Rights

Luxembourg law gives shareholders limited rights to inspect certain corporate records 8 calendar days prior to the date of the annual general meeting of shareholders, including the annual accounts with the list of directors and auditors, the consolidated accounts, the notes to the annual accounts and the consolidated accounts, a list of shareholders whose shares are not fully paid-up, the management reports, the auditor’s report and in case of amendments to the articles, the text of the proposed amendments and the draft of the resulting consolidated articles.

Any registered shareholder is entitled to receive a copy of the annual accounts, the consolidated accounts, the auditor’s reports and the management reports free of charge 8 calendar days prior to the date of the annual general meeting of shareholders upon request.

Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses to questions concerning items on the agenda for a general meeting of shareholders, if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to our interests.

One or more shareholders representing at least 10% of the share capital or 10% of the votes attached to all existing securities may ask the board of directors written questions on one or more management operations (opérations de gestion) of the company and, as the case may be, of subsidiaries it controls. In the latter case, the request must be assessed in view of the interest of the companies included within the consolidation. In the absence of response within a period of one month, these shareholders may apply to the court for the appointment of experts instructed to submit a report on the management operations targeted in the question.

Board of Directors

The management of Adecoagro is vested in a board of directors. Our articles of incorporation provide that the board must comprise at least three members and no more than eleven members. The number of directors is determined and the directors are appointed at the general meeting of shareholders (except in case of a vacancy in the office of a director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining directors may fill such vacancy and appoint a successor in accordance with applicable Luxembourg law).

The directors are appointed for a period of up to three years; provided however the directors shall be elected on a staggered basis, with one-third of the directors being elected each year and provided further that such three year term may be exceeded by a period up to the annual general meeting held following the third anniversary of the appointment. Directors may be removed with or without cause (ad nutum) by the general meeting of shareholders by a simple majority of votes cast at a general meeting of shareholders. The directors shall be eligible for re-election indefinitely. The general shareholders’ meeting may dismiss one or more directors at any time, with or without cause by a resolution passed by simple majority vote, irrespective of the number of shares present at such general shareholders’ meeting.

Currently our board has 9 members (see “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management—Board of Directors”). The board meets as often as required by our interests.

A majority of the members of the board in office (and able to vote) present or represented at a board meeting constitutes a quorum, and resolutions are adopted by the simple majority vote of the board members present or represented (and able to vote). The board may also take decisions by means of resolutions in writing signed by all directors.

Our board may delegate the daily management of the business of Adecoagro, as well as the power to represent Adecoagro in its day to day business, to individual directors or other officers or agents of the Company (with power to sub-delegate). In addition the board of directors may delegate the daily management of the business of Adecoagro, as well as the power to represent Adecoagro in its day to day business to an executive or other committee as it deems fit. The board of directors shall determine the conditions of appointment and dismissal as well as the remuneration and powers of any person or persons so appointed.

Currently the board of directors has appointed the officers listed under “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management.”

The board of directors may (but shall not be obliged to unless required by law) establish one or more committees (including without limitation an audit committee, a risk and commercial committee, a strategy committee and a compensation committee) and for which it shall, if one or more of such committees are set up, appoint the members (who may be but do not need to be board members), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto (subject as to the audit committee as set forth therein).

Currently our board has set up an audit committee. See “Item 6. Directors, Senior Management and Employees—C. Board Practices.” Our board has set up a compensation committee. See “Item 6. Directors, Senior Management and Employees—C. Board Practices.” Our board has set up a risk and commercial committee. See “Item 6. Directors, Senior Management and Employees—C. Board Practices.” Our board has set up a strategy committee. See “Item 6. Directors, Senior Management and Employees—C. Board Practices.”

No director or member of any committee shall, solely as a result of being a director, be prevented from contracting with us, either with regard to his tenure of any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any contract in which any director or member of any committee is in any way interested be liable to be avoided, in account of his position as director or member of any committee nor shall any director or member of any committee who is so interested be liable to account for us or the shareholders for any remuneration, profit or other benefit realized by the contract by reason of the director or member of any committee holding that office or of the fiduciary relationship thereby established.

Any director or, as the case may be, member of any committee having a direct or indirect interest in a transaction conflicting with our interest, which has to be considered by the board of directors or the relevant committee, as the case may be, shall be obliged to advise the board or the committee thereof and to cause a record of his statement to be included in the minutes of the meeting. He may not take part in these deliberations nor in the vote of the resolution. At the next following general meeting or board of directors’ meeting, before any resolution is put to vote, a special report shall be made on any transactions in which any of the directors or members of any committee may have had an interest conflicting with our interest.

No shareholding qualification for directors is required.

Directors and other officers, past and present, are entitled to indemnification from us to the fullest extent permitted by law against liability and all expenses reasonably incurred by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director. We may purchase and maintain for any director or other officer insurance against any such liability.

No indemnification shall be provided against any liability to us or our shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. No indemnification will be provided in the event of a settlement (unless approved by a court of competent jurisdiction or the board), nor will indemnification be provided in proceedings in which that director or officer has been finally adjudicated to have acted in bad faith and not in the interest of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare. The holders of our shares may elect to be entered in one of the registers and to be transferred from time to time from one register to another register provided that our board of directors may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept in Luxembourg may always be requested by a shareholder.